Exhibit 99.1

FOR IMMEDIATE RELEASE

Inventure Foods Reports Record First Quarter 2012 Results

Net Revenues up 28.3%  —  Record $0.09 EPS

PHOENIX — May 3, 2012 — Inventure Foods, Inc. (Nasdaq: SNAK), a leading specialty food marketer and manufacturer, today reported record financial results for the first quarter ending March 31, 2012, highlighted by double-digit net revenue growth in both the Snack and Frozen segments and record first quarter earnings of $0.09 per fully diluted share.

First Quarter 2012 Financial Results

Inventure generated record net revenues of $47.0 million for the first quarter, an increase of 28.3%, or $10.4 million versus the prior-year first quarter, attributable to strong performance in both the Snack and Frozen segments.

The Snack segment posted an 11.3% increase to $24.2 million in net revenue compared to the same quarter a year ago.  T.G.I. Friday’s® led the segment with strong sales growth of 18.0%, while Boulder Canyon Natural Foods™ was up 13.1% and Private Label increased 17.2%.  These gains were partially offset by declines in the Company’s other smaller brands.

Frozen segment net revenues, which includes Jamba® All Natural Smoothies, totaled $22.8 million for the quarter, up 53.1% over the prior-year period.  Excluding Jamba®, the Frozen segment net revenues increased 50.7% for the quarter driven by competitive pricing against other berry segments, continued category growth and new distribution.  Jamba® net revenues for the quarter totaled $3.5 million ($4.9 million gross), an increase of 68.1% compared to net revenues of $2.1 million ($2.5 million gross) in the first quarter last year, due to increased retail distribution and consumer demand.

Consolidated net income for the quarter grew 22.4% and totaled $1.7 million, or $0.09 per fully diluted share, compared to $1.4 million, or $0.08 per fully diluted share, in the first quarter of 2011.

Consolidated EBITDA for the quarter was $4.0 million, or 8.5% of net revenue, an increase of 14.2% compared to the first quarter of last year.  A table reconciling EBITDA to net income is presented at the end of the consolidated financial statements included in this release.

Other first quarter financial highlights included:

•                  Gross profit of $9.3 million, or 19.9% of net revenues, was up 17.8% in dollars, but declined 170 basis points compared to last year.  This decline in gross margin was primarily due to higher cost of goods sold in the Company’s Frozen segment, generated by increased cost of purchased berries in order to meet growing demand.  Gross profit was also affected by an increase of $1.8 million in above-the-line product support spending such as trade promotions, coupons and slotting fees, primarily for the Jamba® and Boulder Canyon™ brands.

•                  Selling, General and Administrative (SG&A) expenses totaled $6.5 million for the quarter, an increase of $1.0 million. SG&A, as a percent of net revenues, was down 120 basis points to 13.8%, compared to the first quarter of the prior year.  The increase in SG&A expense was largely due to higher variable broker commissions on increased sales volume, as well as continued investments in Jamba® and Boulder Canyon™, including increased marketing and sampling expenses.

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Inventure Foods, Inc.    5415 E. High Street, Suite 350    Phoenix, AZ 85054    (623) 932-6200    Fax (602) 522-2690

Management Commentary & Future Outlook

“This quarter marks another record-setting milestone in our Company’s history, as the recent financial results further affirm the growing consumer demand for our innovative products,” said Terry McDaniel, Chief Executive Officer of Inventure Foods. “We were very pleased to see the momentum continue in both the Snack and Frozen segments as we delivered year-over-year revenue and earnings growth. Our Healthy/Natural portfolio now represents 61% of total revenue, having increased 45% from the first quarter of 2011.”

“Our investments made during the prior year to support both our brands and our operations are beginning to pay dividends.  We remain committed to supporting the success of our brands.  Jamba® continues to demonstrate positive results from those investments, delivering $4.9 million in gross revenues this quarter.  Our Boulder Canyon™ products grew 13% for the quarter, in part from continued momentum of the brand as well as new offerings in the portfolio.  We are also excited by the continued growth of our T.G.I. Friday’s® and private label brands, which grew 18% and 17%, respectively.”

McDaniel concluded: “We are very pleased with the first quarter results, posting our highest quarterly net revenues and earnings per share. We remain focused on executing our strategic plan, while adding value to our shareholders through sustainable long-term growth.”

Conference Call

Inventure Foods’ executive management team will host a conference call today at 11 a.m. ET to discuss the Company’s first quarter 2012 results and comment on its future outlook. To participate in the conference call, please call (877) 853-7702 toll-free, or (408) 940-3848 for international callers. A live webcast of the call will also be available at www.inventurefoods.com and will be archived for one year following today’s event.

About Inventure Foods, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, Inventure Foods, Inc. (Nasdaq: SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Natural Foods™, Jamba®, Rader Farms®, T.G.I. Friday’s®, Nathan’s Famous®, BURGER KING™, Poore Brothers®, Tato Skins® and Bob’s Texas Style®. For further information about Inventure Foods, please visit www.inventurefoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that we will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

Contact:

Inventure Foods, Inc.

Steve Weinberger, Chief Financial Officer

(623) 932-6200

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended
	March 31, 2012	March 26, 2011
	(unaudited)	(unaudited)
Net revenues	$47,020,064	$36,640,683
Cost of revenues	37,675,438	28,710,187
Gross profit	9,344,626	7,930,496
Selling, general & administrative expenses	6,500,442	5,509,259
Operating income	2,844,184	2,421,237
Interest expense, net	230,366	218,710
Income before income taxes	2,613,818	2,202,527
Income tax provision	892,225	796,345
Net income	$1,721,593	$1,406,182

Earnings per common share:
Basic	$0.09	$0.08
Diluted	$0.09	$0.08
Weighted average number of common shares:
Basic	18,281,736	18,010,668
Diluted	19,364,774	18,698,392

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$742,321	$664,488
Accounts receivable, net allowance	17,641,652	15,741,758
Inventories	28,018,280	31,682,080
Deferred income tax asset	811,669	766,805
Other current assets	503,615	1,526,818
Total current assets	47,717,537	50,381,949

Property and equipment, net	33,726,065	33,182,331
Goodwill	11,616,225	11,616,225
Trademarks and other intangibles, net	2,022,660	2,033,160
Other assets	804,987	761,258
Total assets	$95,887,474	$97,974,923

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$14,204,696	$14,891,297
Accrued liabilities	9,099,205	9,531,942
Current portion of long-term debt	3,010,187	3,025,011
Total current liabilities	26,314,088	27,448,250

Long-term debt, less current portion	8,177,374	8,595,109
Line of credit	12,589,558	15,183,910
Deferred income tax liability	3,615,870	3,550,560
Interest rate swaps	801,486	843,635
Other liabilities	817,519	743,909
Total liabilities	52,315,895	56,365,373

Shareholders’ equity:
Common stock	186,732	186,312
Additional paid-in capital	27,890,092	27,675,786
Accumulated other comprehensive loss	(399,315)	(425,025)
Retained earnings	16,365,265	14,643,672
	44,042,774	42,080,745

Less: treasury stock	(471,195)	(471,195)
Total shareholders’ equity	43,571,579	41,609,550
Total liabilities and shareholders’ equity	$95,887,474	$97,974,923

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

RECONCILIATION

	Quarter Ended
	March 31, 2012	March 26, 2011
	(unaudited)	(unaudited)
Reconciliation — EBITDA (1):
Reported net income	$1,721,593	$1,406,182
Add back: Interest, net	230,366	218,710
Add back: Income tax provision	892,225	796,345
Add back: Depreciation	1,149,229	1,074,115
Add back: Amortization of intangible assets	10,500	10,500
EBITDA	$4,003,913	$3,505,852

(1)   EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies.

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